UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   January 23, 2011

JAVO BEVERAGE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26897	48-1264292
(State or other jurisdiction of incorporation)	(Commission File Number)	I.R.S. Employer Identification Number

1311 Specialty Drive, Vista, CA	92081
(Address of principal executive office)	(Zip Code)

(760) 560-5286
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Contract
The disclosure set forth below under Item 2.03 regarding the Agreement is incorporated herein by reference.

ITEM 1.03	Bankruptcy or Receivership
The disclosure set forth below under Item 2.03 is incorporated herein by reference.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 24, 2011, Javo Beverage Company (the “Debtor” or the “Company”) will file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  Upon the filing, the Company will continue to operate its business as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

In connection with the bankruptcy filing, the Debtor entered into a binding Plan Commitment Letter Agreement on January 23, 2011 (the “Agreement”) with Coffee Holdings, LLC (“Holdings”), the Company’s largest investor, pursuant to which the Company and Holdings will co-sponsor a prearranged plan of reorganization ("Plan") that will deleverage the Company and provide the Company with sufficient working capital upon exit from bankruptcy.  The parties intend to have the Plan on file with the Bankruptcy Court by February 7, 2011.  The Plan will contain terms and conditions consistent with those outlined in the Restructuring Term Sheet attached as Exhibit A to the Agreement (filed herewith as Exhibit 10.1), which include among other things, no value or distributions to the Company’s existing holders of common stock, preferred stock, warrants or any other form of equity interests on account of such interests based on the enterprise value of the Company relative to its liabilities.

The Agreement provides that Holdings will provide a $3.15 million debtor-in-possession financing ("DIP Facility") which will allow the Company to continue ordinary course operations that currently service existing customers.

The Agreement further provides that upon emergence from bankruptcy, Holdings will provide (or arrange) an exit financing facility of up to $2.86 million (the “Exit Facility”) to provide post-emergence working capital and sufficient funds to satisfy administrative and priority expenses of the bankruptcy case and other obligations due on the effective date of the Plan.

Under the Plan, upon its effectiveness, the reorganized company will be a “private” company and will not be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Consummation of the transactions contemplated under the Plan is subject to approval by the Bankruptcy Court.  The Company expects the Plan to be presented for final approval before May 1, 2011.

Holdings is the beneficial owner of the Company’s Senior Subordinated 12% Notes issued pursuant to that certain Securities Purchase Agreement, dated November 17, 2009 and Senior Subordinated 10% Notes issued pursuant to that certain Securities Purchase Agreement dated April 6, 2009 (collectively, the “Notes”).  The amount outstanding to Holdings under the Notes as of January 21, 2011 is approximately $18 million.   Holdings is also the beneficial owner of approximately 23% of the Company’s outstanding common stock.   In addition, Holdings provided pre-petition secured financing of $500,000 pursuant to a revolving secured promissory note as described in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 13, 2011 (the “Revolving Note”).  Pursuant to the terms of the Agreement, the Revolving Note will be rolled up into the DIP Facility.

The foregoing summary of the Agreement is qualified in its entirety by the text of the Agreement, which is filed herewith as Exhibit 10.1.

On January 23, 2011, the Company and Javo Dispenser, LLC (“Dispenser”) finalized a settlement (“Settlement”), subject to the Bankruptcy Court's approval, with respect to claims arising under the Master Equipment Lease Agreement (“Equipment Lease”) between the Company and Dispenser.  As of December 31, 2010, the Company owed Dispenser approximately $2 million, comprising $954,975 of past due rental payments and $1,092,240 in future rental payments.  Pursuant to the Settlement, the Company’s obligation under the Equipment Lease is now limited to 31 monthly payments totaling $400,000.  Upon payment of the last payment in 2013, the Company will own the liquid dispensers, which currently total approximately 828 dispensers.   The Company intends to file a motion to approve the Settlement shortly after commencing its bankruptcy case.   Members of Dispenser include two current directors of the Company, Terry Hackett and Stanley Solomon, whose aggregate membership interest is less than 16%.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The Company’s bankruptcy filing constitutes an event of default under the Notes, the Revolving Note and the Company’s factoring agreement with Accord Financial.  The occurrence of an event of default under this indebtedness gives rise to acceleration rights thereunder.  The ability of the creditors of the Debtor to seek remedies to enforce their rights against the Debtor under the debt instruments and other agreements described above is automatically stayed as a result of the filing of the bankruptcy case, and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

ITEM 8.01	Other Events

On January 24, 2011, the Company issued a press release regarding the voluntary petition for reorganization under the Bankruptcy Code filed by the Debtor. The news release is filed herewith as Exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits

Number	Description

10.1	Plan Commitment Letter Agreement dated January 23, 2011
99.1	Press Release dated January 24, 2011

*           *           *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAVO BEVERAGE COMPANY, INC.

Date:	January 24, 2011	By:	/s/ Richard A. Gartrell
		Name:	Richard A. Gartrell
		Title:	Chief Financial Officer